Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Linda Collins
Corporate
Communications Manager
(630) 773-3800
www.ajg.com

ARTHUR J. GALLAGHER & CO. ANNOUNCES PASSING OF ITS CHAIRMAN

Itasca, IL, August 30, 2006 — Arthur J. Gallagher & Co. (AJG) reported today that Robert E. (Bob) Gallagher, Chairman of the Board, has passed away following a brief illness.

“My uncle Bob was a true leader and an inspiration both to his peers and the two generations of professionals who have followed him into this business. He was the center of the heart and soul of this company, which he loved deeply,” said J. Patrick Gallagher, Jr., President and Chief Executive Officer of Arthur J. Gallagher & Co. “Bob’s wit, intuition and knowledge of our industry were unparalleled. He will be deeply missed by everyone in our organization. We are extremely proud of his accomplishments and will work diligently to ensure that his legacy lives on.”

Bob, 83, joined his father’s insurance agency in 1947 after graduating from Cornell, working alongside his brothers John and Jim. A visionary and consummate insurance broker, he was instrumental in building the company into a global, billion dollar enterprise. In 1963, Bob was named President and Chief Executive Officer of Gallagher. The company went public in 1984 and, in 1990, Bob was elected Chairman of the Board. He continued to serve as CEO until 1995 and remained Chairman until his death.

Among his many contributions to Gallagher’s legacy is a one-page list of 25 shared values he called “the rock foundation of the company and our culture.” Concerned that the company’s shared values could be jeopardized during its rapid expansion in the 1980s, Bob sat down one evening in 1984 and put them on paper under the title, “The Gallagher Way.” More than 22 years later, every Gallagher employee is aware of these shared values, which are communicated regularly throughout the organization.

Throughout his career, Bob was actively involved in the insurance industry, including terms served as Director and President of the Insurance Institute of America. In 2001, he was named Insurance Industry Charitable Fund Man of the Year. His leadership and contributions extended into the community as well. He served as Chairman of the Advisory Board of St. Vincent’s Infant Hospital in Chicago, and as a Director of the Big Shoulders program of the Chicago Archdiocese, the House of Good Shepherd and Chicago Catholic Charities. In 1994 he and his wife, Isabel, established and endowed The Gallagher Scholars Program through the Archdiocese of Chicago’s Big Shoulders Fund, which annually helps fund Catholic school tuition for approximately 400 inner-city elementary and secondary students.

Bob is survived by his wife, Isabel, four children, 14 grandchildren and two great grandchildren.

Arthur J. Gallagher & Co., an international insurance brokerage and risk management services firm, is headquartered in Itasca, Illinois, has operations in seven countries and does business in 120 countries around the world through a network of correspondent brokers and consultants. Gallagher is traded on the New York Stock Exchange under the symbol AJG.

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